Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 17, 2011 relating to the financial statements and financial highlights which appear in the December 31, 2010 Annual Report to Shareholders of EQ Advisors Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

PricewaterhouseCoopers LLP

New York, New York

April 28, 2011